Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark Ruh, Chief Financial Officer
October 24, 2011	(805) 269-2000

Mission Community Bancorp Completes Acquisition of Santa Lucia Bank

SAN LUIS OBISPO, Calif. — Mission Community Bancorp (OTCBB: MISS) announced that effective at the close of business on October 21, 2011, it completed its previously announced acquisition of Santa Lucia Bank, a subsidiary of Santa Lucia Bancorp, headquartered in Atascadero, California.  With the completion of the acquisition, Santa Lucia Bank was merged into Mission Community Bank, the wholly-owned banking subsidiary of Mission Community Bancorp.

The combined community bank will operate under the Mission Community Bank name, with a network of full-service branch offices in San Luis Obispo and Santa Barbara counties in the cities of Paso Robles, Atascadero, San Luis Obispo, Arroyo Grande and Santa Maria. The consolidated bank will have approximately $450 million in assets and $410 million in deposits at the transaction close.

“We welcome Santa Lucia Bank customers and staff to the Mission Community Bank family,” said James Lokey, CEO and chairman of Mission Community Bancorp.  “Our combined bank will continue to provide the highest level of personal service that our customers have come to expect from Santa Lucia Bank and Mission Community Bank.”

All four former Santa Lucia Bank branch offices will remain open. The conversion of Santa Lucia Bank’s operating systems to Mission Community Bank’s operating platform is scheduled to be completed in January 2012.

About Mission Community Bancorp and Bank

Mission Community Bancorp is a bank holding company for Mission Community Bank and Mission Asset Management, Inc. Mission Community Bank is a locally operated community bank which first opened its doors in 1997. There are full-service Mission Community Bank offices in San Luis Obispo, Atascadero, Santa Maria, Paso Robles and Arroyo Grande, and a loan production office in Oxnard. The bank’s administrative headquarters and Small Business Banking Center are located in San Luis Obispo at 3380 South Higuera Street.

Forward-Looking Statements

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to uncertain future events and economic conditions.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers as these factors may impact the operating results, the ability to attract deposit and loan customers, the quality of earning assets and government regulation.  The Bank does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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